As filed with the Securities and Exchange Commission on September 14, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLD ROYALTY CORP.

(Exact name of registrant as specified in its charter)

Canada	98-1578275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1030 West Georgia Street, Suite 1830

Vancouver, BC V6E 2Y3

(Address of principal executive offices) (Zip Code)

Gold Royalty Corp. Long-Term Incentive Plan

(Full title of the Plans)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, DE 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

Copies to:

Rod Talaifar, Esq.	Rick A. Werner, Esq.
Sangra Moller LLP	Jayun Koo, Esq.
1000 Cathedral Place	Haynes and Boone, LLP
925 West Georgia Street	30 Rockefeller Plaza
Vancouver, BC, Canada V6C 3L2	26th Floor
Tel: +1 604 662-8808	New York, NY 10112
Tel: +1 212 659-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 is being filed by Gold Royalty Corp. (the “Company”) in connection with the registration of 13,451,938 shares of the Company’s common shares, without par value (the “Common Shares”) issuable pursuant to the Gold Royalty Corp. Long-Term Incentive Plan, adopted on March 7, 2021 (the “2021 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Shares pursuant to the 2021 Plan. The documents containing this information will be sent or given to eligible participants as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” certain information we have filed or furnished with the Commission into this Registration Statement, which means that we are disclosing important information to you by referring you to other information we have filed or furnished with the Commission. The information we incorporate by reference is considered part of this Registration Statement. We specifically are incorporating by reference the following documents filed or furnished with the Commission:

1.	Our Annual Report on Form 20-F for the year ended September 30, 2021, filed with the Commission on December 23, 2021.
2.	Our Current Reports on Form 6-K furnished to the Commission on November 8, 2021, November 16, 2021, December 23, 2021, January 18, 2022 (other than Exhibit 99.1 thereto), January 31, 2022 (other than Exhibit 99.2), February 10, 2022, February 14, 2022, February 16, 2022 (other than Exhibit 99.1), March 4, 2022, May 16, 2022 (other than Exhibit 99.5), June 13, 2022, August 15, 2022 (accepted by the Commission at 5:20 p.m. EST, other than Exhibit 99.6 thereto), August 15, 2022 (accepted by the Commission at 5:52 p.m. EST), August 24, 2022, and September 2, 2022.
3.	The description of our common shares contained in our Form 8-A12B, filed with the Commission on February 22, 2021 (File No. 001-40099), amended and supplemented by the description of our common shares included in Item 10B of Our Annual Report on Form 20-F for the year ended September 30, 2021, filed with the Commission on December 23, 2021.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

We will provide without charge to each person to whom documents are being provided pursuant to Part I of this Registration Statement, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Gold Royalty Corp. 1030 W. Georgia Street, Suite 1830, Vancouver, BC V6E 2Y3, Attention: Josephine Man, Chief Financial Officer, or by telephone at: (604) 396-3066.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The scientific and technical information incorporated by reference to the Company’s Annual Report on Form 20-F for the year ended September 30, 2021 has been reviewed and approved by Alastair Still, P. Geo, who is our Director of Technical Service, as indicated therein in reliance upon the authority of such person’s expertise.

Item 6. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (Canada)(“CBCA”), the Company is permitted to indemnify its directors and officers and former directors and officers against costs and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers, including an action against the Company. In order to be entitled to indemnification under the CBCA, the director or officer must act honestly and in good faith with a view to the best interests of the Company, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful.

Under its Bylaws, the Company shall, whenever required or permitted by the CBCA or otherwise by law, indemnify each director, each officer, each former director, each former officer and each person who acts or acted at the Company’s request as a director or officer or an individual acting in a similar capacity, of another entity, and his or her heirs and personal representatives, against all costs, charges and expenses, including, without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such other entity.

The Company has also entered into indemnification agreements with each of its current directors and officers. The indemnification agreements generally require that it indemnify and hold the indemnitees harmless to the greatest extent permitted by law for liabilities arising out of the indemnitees’ service to the Company as directors and officers, if the indemnitees acted honestly and in good faith with a view to the best interests of the Company and, with respect to criminal and administrative actions or other non-civil proceedings that are enforced by monetary penalty, if the indemnitee had reasonable grounds to believe that his or her conduct was lawful. The indemnification agreements also provide for the advancing of defense expenses to the indemnitees by the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

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Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Number	Description
4.1	Articles of Incorporation, as presently in effect (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)
4.2	Amended and Restated By-law No. 1 (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)
4.3	By-law No.2 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form F-1 filed with the SEC on January 12, 2021)
4.4	Form of Indenture (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-3/A, filed with the Commission on July 6, 2022
4.5	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1/A, filed with the Commission on February 22, 2021 (File No. 333-252036)
5.1*	Opinion of Sangra Moller LLP
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Sangra Moller LLP (included in Exhibit 5.1)
23.3*	Consent of Smythe LLP.
23.4*	Consent of MNP LLP
23.5*	Consent of MNP LLP
23.6*	Consent of Alastair Still
24.1	Powers of Attorney (included on signature page of this Registration Statement).
99.1*	Gold Royalty Corp. Long-Term Incentive Plan
107*	Filing Fee Table

* Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, Vancouver, British Columbia, Canada on September 14, 2022.

Gold Royalty CORP.

By:	/s/ David Garofalo
Name:	David Garofalo
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David Garofalo and Josephine Man, or each of them individually, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, as amended, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ David Garofalo	Chief Executive Officer, President (Principal	September 14, 2022
David Garofalo	Executive Officer) and Chairman

/s/ Josephine Man	Chief Financial Officer (Principal Financial	September 14, 2022
Josephine Man	Officer and Principal Accounting Officer)

/s/ John W. Griffith	Chief Development Officer	September 14, 2022
John W. Griffith

/s/ Amir Adnani	Director	September 14, 2022
Amir Adnani

/s/ Warren Gilman	Director	September 14, 2022
Warren Gilman

/s/ Ken Robertson	Director	September 14, 2022
Ken Robertson

/s/ Alan Hair	Director	September 14, 2022
Alan Hair

/s/ Glenn Mullan	Director	September 14, 2022
Glenn Mullan

/s/ Karri Howlett	Director	September 14, 2022
Karri Howlett

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this Registration Statement on Form S-8 to be signed by the undersigned, thereunto duly authorized, on September 14, 2022.

Puglisi & Associates (Authorized Representative in the United States)

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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